UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

GNC Holdings, Inc.

(Name of Issuer)
Common Stock, par value $0.001 per share

(Title of Class of Securities)
36191G107

(CUSIP Number)

June 16, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36191G107	SCHEDULE 13G	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Management LP ("TPG-Axon Management")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,280,123 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,280,123 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,280,123 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 36191G107	SCHEDULE 13G	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners GP, L.P. ("PartnersGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,902,736 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,902,736 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,902,736 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 36191G107	SCHEDULE 13G	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon GP, LLC ("GPLLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,280,123 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,280,123 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,280,123 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 36191G107	SCHEDULE 13G	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners, LP ("TPG-Axon Domestic")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,902,736 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,902,736 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,902,736 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 36191G107	SCHEDULE 13G	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon International, L.P. ("TPG-Axon International")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,808,032 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,808,032 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,808,032 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 36191G107	SCHEDULE 13G	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon International GP, LLC ("InternationalGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,808,032 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,808,032 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,808,032 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 36191G107	SCHEDULE 13G	Page 8 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dinakar Singh LLC ("Singh LLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,280,123 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,280,123 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,280,123 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 36191G107	SCHEDULE 13G	Page 9 of 15 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dinakar Singh ("Mr. Singh")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,280,123 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,280,123 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,280,123 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 36191G107	SCHEDULE 13G	Page 10 of 15 Pages

Item 1.	(a) Name of Issuer

GNC Holdings, Inc.

(b) Address of Issuer’s Principal Executive Offices

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Item 2.	(a) Name of Person Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)  TPG-Axon Management LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by TPG-Axon Partners, LP ("TPG-Axon Domestic"), TPG-Axon International, L.P. ("TPG-Axon International") and a managed account (the "Account," and together with TPG-Axon International and TPG-Axon Domestic, the "Funds").

(ii)   TPG-Axon Partners GP, L.P. ("PartnersGP"), a Delaware limited partnership, which serves as the general partner of TPG-Axon Domestic and the managing member of InternationalGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iii)  TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

(v)  TPG-Axon International, a Cayman Islands exempted limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

(vi) TPG-Axon International GP, LLC ("InternationalGP"), a Delaware limited liability company, which serves as the general partner of TPG-Axon International, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by TPG-Axon International.

(vii) Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(viii) Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(b) Address of Principal Business Office, or, if none, Residence

All Reporting Persons, except TPG-Axon International

888 Seventh Avenue

38th Floor

New York, New York 10019

TPG-Axon International

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

(c) Citizenship

Delaware (all, except TPG-Axon International and Mr. Singh); TPG-Axon International: Cayman Islands; Mr. Singh is a United States citizen.

(d) Title of Class of Securities

Common Stock, par value $0.001 per share (the "Shares")

(e) CUSIP No.:

36191G107

CUSIP No. 36191G107	SCHEDULE 13G	Page 11 of 15 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If this statement is filed pursuant to Rule 13d-1(c), check this box [ ].

CUSIP No. 36191G107	SCHEDULE 13G	Page 12 of 15 Pages

Item 4. Ownership

TPG-Axon Management, as investment manager to the Funds has the power to direct the disposition and voting of the Shares held by the Funds. InternationalGP is the general partner of TPG-Axon International. PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a managing member of GPLLC. Mr. Singh, an individual, is the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by the Funds.

Each of Singh LLC, GPLLC, PartnersGP, InternationalGP, and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock reported in this 13G.

(I) TPG-Axon Management

(a) Amount beneficially owned: 5,280,123 shares of Common Stock

(b) Percent of class: 5.8%

(All percentages of beneficial ownership reported in this Schedule 13G are based on the 91,039,093 outstanding shares of Common Stock reported in the Issuer's Form 10-Q for the quarterly period ended March 31, 2014.)

(c) Number of shares as to which the person has:cc

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 5,280,123 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 5,280,123 shares of Common Stock

(II) PartnersGP

(a) Amount beneficially owned: 1,902,736 shares of Common Stock

(b) Percent of class: 2.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,902,736 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,902,736 shares of Common Stock

(III) GPLLC

(a) Amount beneficially owned: 5,280,123 shares of Common Stock

(b) Percent of class: 5.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 5,280,123 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 5,280,123 shares of Common Stock

(IV) TPG-Axon Domestic

(a) Amount beneficially owned: 1,902,736 shares of Common Stock

(b) Percent of class: 2.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,902,736 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,902,736 shares of Common Stock

(V) TPG-Axon International

(a) Amount beneficially owned: 2,808,032 shares of Common Stock

(b) Percent of class: 3.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,808,032 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,808,032 shares of Common Stock

(VI) InternationalGP

(a) Amount beneficially owned: 2,808,032 shares of Common Stock

(b) Percent of class: 3.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,808,032 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,808,032 shares of Common Stock

(VII) Singh LLC

(a) Amount beneficially owned: 5,280,123 shares of Common Stock

(b) Percent of class: 5.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 5,280,123 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 5,280,123 shares of Common Stock

(VIII) Mr. Singh

(a) Amount beneficially owned: 5,280,123 shares of Common Stock

(b) Percent of class: 5.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 5,280,123 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 5,280,123 shares of Common Stock

CUSIP No. 36191G107	SCHEDULE 13G	Page 13 of 15 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

See Item 4

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect..

CUSIP No. 36191G107	SCHEDULE 13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 17, 2014

TPG-Axon Management LP
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners GP, L.P.
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners, LP
By: TPG-Axon Partners GP, L.P., general partner
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International, L.P.
By: TPG-Axon International GP, LLC, general partner
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International GP, LLC
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Managing Member

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh

CUSIP No. 36191G107	SCHEDULE 13G	Page 15 of 15 Pages

EXHIBIT 1

AGREEMENT TO MAKE JOINT FILING

Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: June 17, 2014

TPG-Axon Management LP
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners GP, L.P.
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners, LP
By: TPG-Axon Partners GP, L.P., general partner
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International, L.P.
By: TPG-Axon International GP, LLC, general partner
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International GP, LLC
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Managing Member

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh